Exhibit 8.1

February 7, 2020

Cott Corporation

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

United States

Re:    Cott Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Cott Corporation, a corporation organized under the laws of Canada (“Cott”), in connection with (i) the Agreement and Plan of Merger, dated as of January 13, 2020 and amended as of January 28, 2020 (as so amended, the “Agreement”), by and among Cott, Primo Water Corporation, a Delaware corporation (the “Company”), Cott Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Cott (“Holdings”), Fore Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub 2”), and Fore Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Merger Sub 2 (“Purchaser”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 filed by Cott with the Securities and Exchange Commission on January 28, 2020 (as amended through the effective date hereof, the “Registration Statement”), which includes the proxy statement/prospectus (the “Proxy Statement/Prospectus”). Upon the terms set forth in the Agreement, (i) Cott will cause Purchaser to make an exchange offer (as it may be amended from time to time as permitted under the Agreement, the “Offer”) to acquire all of the existing and outstanding shares of common stock of the Company for shares of Cott common stock and/or cash, (ii) following the consummation of the Offer, Purchaser will be merged with and into the Company (the “First Merger”), with the Company as the surviving corporation (the “First Surviving Corporation”), and (iii) immediately following the First Merger, the First Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger”, together with the First Merger, the “Mergers”, and the Mergers together with the Offer, the “Transactions”), with Merger Sub 2 as the surviving entity. Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus. In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, warranties and assumptions contained in (i) the Agreement (including any Exhibits and Schedules thereto), (ii) the respective letters of Cott and the Company, dated the date hereof and delivered to us for purposes of this opinion, (iii) the Proxy Statement/Prospectus, (iv) the Registration Statement, and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the First Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2. The Transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the Agreement, the Proxy Statement/Prospectus and the Registration Statement, and the Transactions will be effective under the laws of the State of Delaware;

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3. All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Second Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which will make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Second Effective Time;

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Second Effective Time, in each case, without such qualification;

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement, the Proxy Statement/Prospectus and the Registration Statement; and

6. There will be no change in applicable U.S. federal income tax law from the date hereof through the Second Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Proxy Statement/Prospectus and the Registration Statement, the statements in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize U.S. federal income tax law and subject to the assumptions, qualifications and limitations stated therein, are our opinion.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

No opinion is expressed as to any transaction other than the Transactions as described in the Agreement, the Proxy Statement/Prospectus and the Registration Statement, or to any transaction whatsoever, including the Transactions, if, to the extent relevant to our opinion, either all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any provisions thereof, or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is being furnished to you solely for the benefit of you and your shareholders in connection with the Transactions and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP